Exhibit 5.5

Barristers & Solicitors / Patent & Trade-mark Agents

Norton Rose Fulbright Canada LLP Royal Bank Plaza, South Tower, Suite 3800 200 Bay Street, P.O. Box 84 Toronto, Ontario M5J 2Z4 CANADA

F: +1 416.216.3930 nortonrosefulbright.com

March 29, 2018

Yamana Malartic Canada Inc.

200 Bay Street, Suite 2200

Royal Bank Plaza, North Tower

Toronto, ON M5J 2J3

-and to-

Yamana Gold Inc.

200 Bay Street

Royal Bank Plaza, North Tower

Suite 2200

Toronto, ON M5J 2J3

-and to-

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Toronto-Dominion Centre

77 King Street West

Toronto, ON M5K 1J3

Dear Sirs/Mesdames:

Yamana Malartic Gold Inc. Exchange Notes Guarantee

1                                         SCOPE OF OPINION

Introduction

1.1                               We have acted as Ontario counsel to Yamana Malartic Canada Inc. (the Company) in connection with the issuance of US$300,000,000 aggregate principal amount of 4.625% Senior Notes due 2027 (the Initial Notes) on December 4, 2017 in a transaction that was exempt from registration under the United States Securities Act of 1933, as amended (the Securities Act), among, inter alia, Yamana Gold Inc. (Yamana), as Issuer, the Company, as a Guarantor, Wilmington Trust, National Association, as Trustee and Citibank, N.A., as Securities Administrator.

1.2                               We understand that Yamana intends to offer to exchange the Initial Notes and the Guarantees for an equivalent principal amount of new notes (the New Notes)

and related Guarantees, pursuant to an exchange offer registered with the United States Securities and Exchange Commission (the SEC).

1.3                               The terms of the New Notes are substantially identical to the terms of the Initial Notes, except that the New Notes will be registered under the Securities Act, will not contain restrictions on transfer or certain provisions relating to additional interest, will bear different CUSIP numbers from the Initial Notes and will not entitle their holders to registration rights. The Company is a Guarantor to the Initial Notes and will be a Guarantor to the New Notes.

Examination of Documents

1.4                               We have examined executed copies of the following documents (collectively, the Foreign Agreements):

1.4.1                                             the Supplemental Indenture;

1.4.2                                             the Indenture;

1.4.3                                             a registration rights agreement dated December 4, 2017 among Yamana, the Company, the other Guarantors and the initial purchasers named therein;

1.4.4                                             the global certificates evidencing the Exchange Notes (the Global Exchange Notes); and

1.4.5                                             a registration statement of the Company on Form F-10/F-4 with respect to the New Notes and the Guarantees (the Registration Statement).

1.5                               We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.5.1                                             a certificate of status dated March 29, 2018 (the Certificate of Status) issued in respect of the Company pursuant to the Business Corporations Act (Ontario) (the OBCA);

1.5.2                                             the First Supplemental to the Indenture;

1.5.3                                             the Second Supplemental to the Indenture; and

1.5.4                                             the Third Supplemental to the Indenture.

Jurisdiction

1.6                               Our opinion is expressed only with respect to the laws of the Province of Ontario and the laws of Canada applicable in Ontario in effect on the date of this opinion (Ontario Laws).

Assumptions

1.7                               In our examination of all documents we have assumed that:

1.7.1                                             all individuals have the requisite legal capacity;

1.7.2                                             all signatures are genuine;

1.7.3                                             all documents submitted to us as originals are complete and authentic and all photostatic, certified, notarial, facsimile or electronically retrieved copies conform to the originals;

1.7.4                                             all facts set forth in the official public records, indices and filing systems and all certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate and continue to be complete, true and accurate as of the date of this opinion as if issued on this date;

1.7.5                                             all facts set forth in the certificates supplied by the officers of the Company, copies of which have been delivered to you,  are complete, true and accurate;

1.7.6                                             each of the Foreign Agreements has been duly authorized, executed and delivered by each party thereto other than the Company; and

1.7.7                                             each of the Foreign Agreements constitutes a legal, valid and binding obligation enforceable against the parties thereto in accordance with its terms under the laws of the State of New York.

Reliances

1.8                               In expressing our opinion set forth in paragraph 2.1 as it relates to the existence of the Company we have relied, with your permission, solely on the Certificate of Status.

2                                         OPINIONS

Based upon and relying on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

Corporate Opinions

2.1                               The Company (a) is a corporation incorporated under the OBCA and has not been dissolved, and (b) has the corporate power and capacity to enter into and perform its obligations under each of the Foreign Agreements.

2.2                               The execution, delivery and performance by the Company of each of the Foreign Agreements have been authorized by all necessary corporate action on the part of the Company.

2.3                               To the extent that Ontario Law governs execution and delivery of the Foreign Agreements, each of the Foreign Agreements has been duly executed and delivered by the Company.

Non-Contravention and No Breach Opinion

2.4                               The execution, delivery and performance by the Company of each of the Foreign Agreements do not constitute or result in a violation or a breach of, or a default under:

2.4.1                                             its certificate and articles of incorporation or by-laws; or

2.4.2                                             any law, statue or regulation applicable in Ontario.

3                                         QUALIFICATIONS

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

4                                         RELIANCE

This opinion letter is being delivered to you for your use only in connection with the filing of the Registration Statement with respect to the New Notes and the Guarantees with the SEC and may not be relied upon by any other person other than you.  We understand that Paul, Weiss, Rifkind, Wharton & Garrison LLP is relying on this opinion letter for purposes of the opinion to be delivered by such firm in connection with the Registration Statement.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP